Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2023

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2023 Earnings

Second quarter net income of $6.6 million compared to net income of $2.0 million in the quarter ended June 30, 2022, and $7.0 million in the quarter ended March 31, 2023;

63 basis point increase in net interest margin from the quarter ended June 30, 2022, and 19 basis point decrease from the quarter ended March 31, 2023, to 3.81 percent;

Second quarter efficiency ratio of 64.19 percent; return on average assets of 1.22 percent; and return on equity of 14.17 percent;

Steady performance in credit metrics with nonperforming assets to total loans at 0.70 percent at June 30, 2023;

Cash dividend of $0.17 per common share payable on August 8, 2023, to holders of record on July 25, 2023.

YORK, Pa. – Codorus Valley Bancorp, Inc. (“Codorus Valley”, or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”, or the “Bank”), today reported net income of $6.6 million or $0.69 per diluted common share, for the quarter ended June 30, 2023. This compares to net income of $2.0 million or $0.20 per diluted common share, for the quarter ended June 30, 2022, representing an increase of $4.6 million or 238 percent, and compares to net income of $7.0 million or $0.73 per diluted common share for the first quarter of 2023, representing a decrease of $400,000 or 5.5 percent. For the first six months of 2023, net income was $13.6 million or $1.42 per diluted share, compared to $5.0 million or $0.52 per diluted share, for the first six months of 2022, representing an increase of $8.6 million or 172 percent.

“In the second quarter, the PeoplesBank team continued to concentrate on actions that will position the Corporation for long-term financial well-being,” stated Craig L. Kauffman, President and CEO. “During the quarter we made efforts to increase our liquidity, improve credit quality, fortify the balance sheet, and position the Corporation to support its stakeholders. As a result, we were pleased that the Board increased the cash dividend to $0.17 per share, an increase of $0.01 over the first quarter of 2023.”

REVIEW OF RESULTS

Balance Sheet

Loans

Loans increased $49.1 million from December 31, 2022 to June 30, 2023, an annualized growth rate of 6.0 percent. Nonperforming assets increased $600,000, or 6.3 percent to $9.7 million from December 31, 2022 to June 30, 2023, primarily due to a single loan in the amount of $1.7 million that was more than 90 days past due but still accruing at quarter-end.

Investment Securities

Investment Securities decreased $2.8 million to $342.7 million at June 30, 2023 compared to $345.5 million at December 31, 2022. The Bank sold $4.7 million of investment securities, realizing a net loss of $388,000 during the first quarter of 2023, improving the security portfolio yield by three basis points. The tax-equivalent yield on securities for the three months ended June 30, 2023 was 2.72 percent, compared to 2.12 percent for the three months ended June 30, 2022 and 2.68 percent for the three months ended March 31, 2023. The unrealized loss on the securities portfolio was $46.6 million at June 30, 2023, compared to $30.7 million at June 30, 2022 and $40.4 million at March 31, 2023.

Borrowings

FHLB advances and other short-term borrowings increased $71.7 million to $83.3 million at June 30, 2023 compared to $11.6 million at December 31, 2022, as the Bank added liquidity to the balance sheet during the recent industry turmoil to provide an added measure of liquidity in the event the Bank were to experience outsized deposit withdrawals.

Deposits

Total Deposits decreased $60.5 million, or 3.1 percent from December 31, 2022 to June 30, 2023, ending the period at $1.88 billion. From year-end 2022 to June 30, 2023, noninterest-bearing demand accounts decreased $55.6 million or 12.0 percent, and interest-bearing demand accounts decreased $18.0 million or 6.2 percent. During that same period, within other interest-bearing deposit categories, money market accounts decreased by $18.4 million or 2.8 percent and savings accounts decreased $13.2 million or 8.2 percent. Offsetting the decreases, certificates of deposit increased by $44.6 million or 11.7 percent. As a result of the change in deposit mix, the average cost of interest-bearing deposits increased to 1.94 percent for the quarter ended June 30, 2023, compared to 0.26 percent for the quarter ended June 30, 2022 and 1.43 percent for the quarter ended March 31, 2023. For the six months ended June 30, 2023, the average cost of interest-bearing deposits increased to 1.69 percent, compared to 0.26 percent for the six months ended June 30, 2022. During the three months ended June 30, 2023 overall deposit activity stabilized with a decline of $6.7 million or 0.36 percent from the quarter ended March 31, 2023. We anticipate downward pressure on net interest margin to continue in the second half of 2023.

Income Statement

The Corporation’s net interest income for the three months ended June 30, 2023 was $19.9 million, an increase of 12.2 percent when compared to $17.7 million for the three months ended June 30, 2022 and a decrease of 3.2 percent when compared to $20.6 million for the three months ended March 31, 2023. The Corporation’s tax-equivalent net interest margin (“NIM”) was 3.81 percent for the three months ended June 30, 2023, compared to 3.18 percent for the same period in 2022 and 4.00 percent for the quarter ended March 31, 2023. Net interest income for the six months ended June 30, 2023 was $40.5 million, an increase of 21.0 percent when compared to $33.4 million for the six months ended June 30, 2022. The Corporation’s tax-equivalent NIM was 3.90 percent for the six months ended June 30, 2023, compared to 2.98 percent for the six months ended June 30, 2022.

The Corporation’s provision for credit losses, which includes provision for credit losses on unfunded commitments, for the three months ended June 30, 2023 was a reversal of $77,000 compared to a provision for loan losses of $3.0 million for the three months ended June 30, 2022 and a provision for credit losses of $738,000 for the quarter ended March 31, 2023. The Corporation’s nonperforming assets ratio was 0.58 percent at June 30, 2023, a 17.1 percent decrease from the nonperforming assets ratio of 0.70 percent at December 31, 2022. On January 1, 2023, the Corporation adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) and now measures and records impairment on financial instruments at the time of origination using the current expected credit loss (“CECL”) methodology. At adoption of the CECL methodology, the allowance for credit losses increased $2.8 million. The net impact to retained earnings was $2.1 million.

Noninterest income for the three months ended June 30, 2023 was $4.1 million, an increase of $140,000 or 3.6 percent, compared to noninterest income of $3.9 million for the three months ended June 30, 2022 and an increase of $71,000 or 1.8 percent compared to the three months ended March 31, 2023. The increase in the current quarter from the three months ended June 30, 2022, was primarily due to higher service charges on deposit accounts, offset by a decrease in gain on sale of loans. The increase in the current quarter from the first quarter of 2023 was due to higher service charges on deposit accounts and no loss on sales of securities in the current period, offset by a decrease in other income associated with interest rate swap fees and a decrease in gains on assets held for sale. Noninterest income for the six months ended June 30, 2023 was $8.0 million, an increase of $258,000, as compared to noninterest income of $7.8 million for the six months ended June 30, 2022. Higher trust and investment service fees, service charges on deposits, other income related to interest rate swap fees and gains on sale of assets held for sale in the current period were partially offset by a decrease in gains on sale of loans and a loss on sale of securities compared to the six months ended June 30, 2022.

Noninterest expense was $15.5 million for the second quarter 2023, a decrease of $700,000 or 4.6 percent, as compared to noninterest expense of $16.2 million for the second quarter 2022 and an increase of $700,000 compared to noninterest expense of $14.8 million for the first quarter of 2023. Year over year the decrease was attributed to lower professional and legal fees, lower impaired loan carrying costs and lower other expense, offset by higher variable compensation accruals. The increase as compared to the first quarter of 2023 was primarily the result of higher variable compensation accruals, higher charitable donations, partially offset by lower other expense. Noninterest expense was $30.3 million for the six months ended June 30, 2023, a decrease of $600,000 or 2.0 percent, as compared to noninterest expense of $30.9 million for the six months ended June 30, 2022. The decrease was attributed to lower professional and legal fees, lower impaired loan carrying costs and lower other expense, offset by higher variable compensation accruals. Professional and legal fees and other expense were higher in the prior year as a result of costs associated with corporate matters. Previously expensed impaired loan carrying costs were recovered in the current year, contributing to the decrease year over year.

Income tax expense for the quarter ended June 30, 2023 was $1.9 million compared to $500,000 for the same period in 2022 and $2.0 million in the quarter ended March 31, 2023. The effective tax rate for the three month periods ended June 30, 2023, June 30, 2022 and March 31, 2023 was 22.7 percent, 20.4 and 22.2 percent, respectively. Income tax expense for the six months ended June 30, 2023 was $3.9 million compared to $1.3 million for the six months ended June 30, 2022. The effective tax rate for the six months ended June 30, 2023 and June 30, 2022 was 22.4 and 20.7, respectively.

Capital

Shareholders’ equity totaled $185.9 million at June 30, 2023, an increase of $8.6 million from $177.3 million at December 31, 2022. The increase was primarily attributable to net income of $13.6 million, partially offset by dividends paid of $3.1 million for the six months ended June 30, 2023 and the adoption of CECL of $2.1 million. Other changes related to accumulated other comprehensive loss and issuance of treasury stock.

Book value per share was $19.34 and $18.51 at June 30, 2023 and December 31, 2022, respectively. Tangible book value per share and tangible book value per share without accumulated other comprehensive loss (1) increased to $19.10 per share and $22.81 per share, respectively, at June 30, 2023 from $18.27 per share and $21.90 per share, respectively, at December 31, 2022, primarily the result of changes in shareholders’ equity discussed above. The Corporation’s common equity tier 1 capital ratio was 12.20 percent at June 30, 2023, an increase from 12.04 percent at December 31, 2022. At June 30, 2023, all capital ratios applicable to the Bank were above regulatory minimum levels and the Bank met the “well-capitalized” criteria under current bank regulatory guidelines. (Note that the regulatory “well-capitalized” definition is not applicable to small bank holding companies such as the Corporation).

(1) Tangible book value per share and tangible book value per share without accumulated other comprehensive loss are non-GAAP financial measures. Please see Financial Highlights for disclosure and reconciliation of non-GAAP financial measures.

Liquidity Risk Management

The Bank maintains a well-diversified deposit base and has a comparatively low level of uninsured deposits. At June 30, 2023, 84% of the Bank’s deposits were estimated to be FDIC-insured, and an additional 7% of deposits were fully collateralized. The average account size of the Bank’s consumer deposit base is less than $18,000, and the average account size of the Bank’s business deposit base is less than $90,000.

The overall deposit and liquidity position of the Bank and the Corporation remain positive, with overall deposits exceeding the level at December 31, 2019, the start of the pandemic, by $292 million or 18.4 percent.

Although the Bank had not utilized the Federal Reserve’s Bank Term Funding Facility as of June 30, 2023, the program has attractive features, such as being able to borrow based on the par values (rather than market values) of a bank’s investment securities that are pledged as collateral. For this reason, the program would be considered among the Bank’s other wholesale borrowing options if additional liquidity was needed.

The Bank is a member of the IntraFi Network, which provides reciprocal deposit alternatives allowing our clients to have the benefit of additional FDIC insurance coverage, and assisting the Bank in the management of its liquidity needs.

Dividend Declared

On July 11, 2023, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.17 per share, payable on August 8, 2023 to common shareholders of record at the close of business on July 25, 2023. The payment of this $0.17 per share cash dividend is $0.01 or 6 percent higher than the prior quarterly dividend.

Business Lines

In the second quarter of 2023, Consumer Banking marketing efforts continued to focus on deposit accounts by incentivizing new openings of Momentum Checking and Savings accounts. Efforts included traditional and digital marketing, using mass marketing and targeted marketing approaches. This led to a 141 percent increase in online traffic to the Bank’s Momentum Check and Savings webpage over the first quarter of 2023 and a 25 percent increase in online loan applications and related loan bookings.  In addition, the Bank promoted its mortgage and HELOC offerings, and digital marketing campaigns were deployed in certain branch markets, resulting in a 13.5 percent increase in web visitors related to that campaign over the first quarter of 2023.

Business Banking marketing efforts continued to focus on helping clients through the Bank’s Preferred SBA Lender program in the first month of the second quarter of 2023, transitioning to an offer for Treasury Management services in the last two months of the quarter. Interest for the Bank’s Treasury Management offer was high, resulting in the offer landing page ranking as the highest-viewed Business Banking-related webpage on the Bank’s website in the second quarter of 2023. Additionally, during the second quarter of 2023, the Bank hired two seasoned revenue leaders, a York-based Business Banking Leader and a Maryland-based CRE Team Leader.

PeoplesBank Wealth Management continued to offer the expertise of its team to clients through a variety of events and personal outreach. In addition, the Bank welcomed a new Wealth Advisor to the team to further deepen the Bank’s presence in the markets it serves.

Overall, marketing efforts led to a 5 percent increase in website visitors over the first quarter of 2023. Desktop users increased 2.8 percent and mobile device users increased 7.7 percent over the first quarter of 2023.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol “CVLY”.

Cautionary Note Regarding Forward-looking Statements

This Press Release may contain forward-looking statements by Codorus Valley Bancorp, Inc. (the “Corporation”). Forward-looking statements may include information concerning the financial condition, results of operations and business of the Corporation and its subsidiaries and include, but are not limited to, statements regarding expectations or predictions of future financial or business performance or conditions relating to the Corporation and its operations. These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements may also include, but are not limited to, discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, goals, expectations or consequences, and statements about future performance, expenses, operations, or products and services of the Corporation and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “believes,” “plans,” “expects,” “estimates,” “intends,” “anticipates,” “strives to,” “seeks,” ”intends,” “anticipates” or similar words or expressions.

Forward-looking statements are not historical facts, nor should they be relied upon as providing assurance of future performance. Forward-looking statements are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control. Actual results could differ materially from those indicated in forward-looking statements due to, among others, the following factors: changes in market interest rates and the persistence of the current inflationary environment in the U.S. and our market areas and the potential for an economic downturn or recession; the effects of financial challenges at other banking institutions that could lead to depositor concerns that spread within the banking industry causing disruptive deposit outflows and other destabilizing results; legislative and regulatory changes and the uncertain impact of new laws and regulations; monetary and fiscal policies of the federal government; the effects of changes in accounting policies and practices; ineffectiveness of the Corporation’s business strategy due to changes in the current or future market conditions; changes in deposit flows, the cost of funds, demand for loan products and the demand for financial services; the effects of the COVID-19 pandemic, including on the Corporation’s credit quality and operations as well as its impact on general economic conditions; competition; market volatility, market downturns, changes in consumer behavior and business closures; adverse changes in the quality or composition of the Corporation’s loan, investment and mortgage-backed securities portfolios, including from the effects of the current inflationary environment; geographic concentration of the Corporation’s business; deterioration of commercial real estate values; the adequacy of loan loss reserves and the Corporation’s transition to the Current Expected Credit Loss (CECL) method of reserving for losses in its loan portfolio; deterioration in the credit quality of borrowers; the Company’s ability to attract and retain key personnel; the impact of operational risks, including the risk of human error, failure or disruption of internal processes and systems, including of the Corporation’s information and other technology systems; uncertainty surrounding the transition from LIBOR to an alternate reference rate: failure or circumvention of our internal controls; the Corporation’s ability to keep pace with technological changes; breaches of security or failures of the Corporation to identify and adequately address cybersecurity and data breaches; changes in government regulation and supervision and the potential for negative consequences resulting from regulatory examinations, investigations and violations; the effects of adverse outcomes from claims and litigation; occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, epidemics or pandemics, an outbreak or escalation of hostilities or other geopolitical instabilities, the effects of climate change or extraordinary events beyond the Corporation’s control, and the Corporation’s ability to deal effectively with disruptions caused by the foregoing; and other economic, competitive, governmental and technological factors affecting the Corporation’s operations, markets, products, services and fees.

For a discussion of certain risks and uncertainties that could affect the Corporation, please refer to the “Risk Factors” section of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, and in its current and periodic reports that are, or will be, filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov or in the Investor Relations section of the Corporation’s website at www.peoplesbanknet.com. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements to reflect new information, events occurring after the date of this press release or other circumstances.

Certain Accounting Matters

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

The Corporation uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this Press Release. The Corporation’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Corporation’s financial condition and results of operations and, therefore, such information is useful to investors. These measures have limitations as analytical tools and should not be considered a substitute for analysis of results under GAAP. These non-GAAP financial measures are reconciled to the most comparable measures following the “Financial Highlights” section of this press release.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Craig L. Kauffman	Larry D. Pickett
President and CEO	Chief Financial Officer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share and per share data)	June 30, 2023	December 31, 2022	June 30, 2022

Assets
Interest bearing deposits with banks	$68,946	$99,777	$262,122
Cash and due from banks	20,670	20,662	21,847
Total cash and cash equivalents	89,616	120,439	283,969
Securities, available-for-sale, at fair value (amortized cost $389,292, net of allowance for credit losses of $0)	342,691	345,457	329,032
Restricted investment in bank stocks, at cost	3,917	955	955
Loans held for sale	428	154	1,154
Loans (net of deferred fees of $3,883 - 2023 and $3,813 - 2022)	1,681,688	1,632,857	1,584,532
Less-allowance for credit losses (1)	(20,681)	(20,736)	(22,865)
Net loans	1,661,007	1,612,121	1,561,667
Premises and equipment, net	19,672	21,136	21,534
Operating leases right-of-use assets	2,772	3,072	3,412
Goodwill	2,301	2,301	2,301
Other assets	93,313	89,417	84,699
Total assets	$2,215,717	$2,195,052	$2,288,723
Liabilities
Deposits
Noninterest bearing	$408,290	$463,853	$497,396
Interest bearing	1,474,383	1,479,366	1,542,179
Total deposits	1,882,673	1,943,219	2,039,575
Short-term borrowings	83,320	11,605	14,249
Long-term debt	11,535	11,550	11,565
Subordinate debentures - face amount $31,000 (less discount and debt issuance cost of $196 at June 30, 2023 and $236 at December 31, 2022)	30,804	30,764	30,723
Operating leases liabilities	2,892	3,204	3,559
Allowance for credit losses on off-balance sheet credit exposures	2,089	0	0
Other liabilities	16,535	17,410	13,770
Total liabilities	2,029,848	2,017,752	2,113,441
Shareholders’ equity
Preferred stock, par value $2.50 per share; 1,000,000 shares authorized; no shares issued or outstanding	0	0	0
Common stock, par value $2.50 per share; 30,000,000 shares authorized; shares issued: 9,883,660 at June 30, 2023 and December 31, 2022; and shares outstanding: 9,611,110 at June 30, 2023 and 9,581,230 at December 31, 2022	24,709	24,709	24,708
Additional paid-in capital	142,272	141,896	141,678
Retained earnings	60,532	52,146	39,926
Accumulated other comprehensive loss	(35,650)	(34,764)	(23,462)
Treasury stock shares outstanding, at cost: 272,550 shares at June 30, 2023 and 302,430 at December 31, 2022	(5,994)	(6,687)	(7,568)
Total shareholders’ equity	185,869	177,300	175,282
Total liabilities and shareholders’ equity	$2,215,717	$2,195,052	$2,288,723

(1) Beginning January 1, 2023, calculation is based on current expected loss methodology. Prior to January 1, 2023, calculation was based on incurred loss methodology.

CODORUS VALLEY BANCORP, INC.

Consolidated Statements of Income (Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
(dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Interest income
Loans, including fees	$24,803	$23,034	$16,788	$47,837	$32,469
Investment securities:
Taxable	2,492	2,457	1,732	4,949	3,012
Tax-exempt	99	101	105	200	204
Dividends	51	17	10	68	19
Other	545	684	648	1,229	876
Total interest income	27,990	26,293	19,283	54,283	36,580
Interest expense
Deposits	7,077	5,137	1,010	12,214	2,072
Federal funds purchased and other short-term borrowings	437	38	12	475	22
Long-term debt	30	28	83	58	188
Subordinated debentures	547	535	439	1,082	858
Total interest expense	8,091	5,738	1,544	13,829	3,140
Net interest income	19,899	20,555	17,739	40,454	33,440
(Recovery of) provision for credit losses - loans (1)	(31)	492	2,974	461	4,001
(Recovery of) provision for credit losses - unfunded commitments (1)	(46)	246	0	200	0
Net interest income after provision for credit losses	19,976	19,817	14,765	39,793	29,439
Noninterest income
Trust and investment services fees	1,275	1,202	1,137	2,477	2,299
Income from mutual fund, annuity and insurance sales	323	369	345	692	675
Service charges on deposit accounts	1,541	1,485	1,368	3,026	2,650
Income from bank owned life insurance	329	322	308	651	619
Other income	587	862	532	1,449	951
(Loss) gain on sale of loans held for sale	(4)	10	221	6	579
Gain on sale of assets held for sale	0	118	0	118	0
Loss on sales of securities	0	(388)	0	(388)	0
Total noninterest income	4,051	3,980	3,911	8,031	7,773
Noninterest expense
Personnel	9,489	9,042	8,491	18,531	16,881
Occupancy of premises, net	880	978	922	1,858	1,901
Furniture and equipment	878	838	812	1,716	1,699
Professional and legal	379	467	1,055	846	1,914
Marketing	387	276	433	663	833
FDIC insurance	244	250	188	494	427
Debit card processing	432	478	385	910	767
Charitable donations	899	32	885	931	915
External data processing	1,043	1,010	1,018	2,053	1,839
Committee & Director Fees	88	358	85	456	280
PA shares (benefit) tax	(423)	343	(397)	(80)	(41)
(Recovery of) impaired loan carrying costs	(238)	(98)	157	(336)	295
Other	1,418	837	2,189	2,245	3,189
Total noninterest expense	15,476	14,811	16,223	30,287	30,899
Income before income taxes	8,551	8,986	2,453	17,537	6,313
Provision for income taxes	1,940	1,994	500	3,934	1,307
Net income	$6,611	$6,992	$1,953	$13,603	$5,006
Net income available to common shareholders	6,611	6,992	1,953	13,603	5,006
Net income per share, basic	0.69	0.73	0.20	1.42	0.53
Net income per share, diluted	0.69	0.73	0.20	1.42	0.52

(1) Beginning January 1, 2023, calculation is based on current expected loss methodology. Prior to January 1, 2023, calculation was based on incurred loss methodology.

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2023	2023	2022	2022	2022	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2023	2022
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$6,611	$6,992	$7,932	$7,154	$1,953	$13,603	$5,006
Basic earnings per share	$0.69	$0.73	$0.83	$0.75	$0.20	$1.42	$0.53
Diluted earnings per share	$0.69	$0.73	$0.83	$0.75	$0.20	$1.42	$0.52
Cash dividends paid per share	$0.16	$0.16	$0.15	$0.15	$0.15	$0.32	$0.30
Book value per share	$19.34	$19.28	$18.51	$17.63	$18.37	$19.34	$18.37
Tangible book value per share (2)	$19.10	$19.04	$18.27	$17.39	$18.13	$19.10	$18.13
Tangible book value per share without AOCI (8)	$22.81	$22.26	$21.90	$21.21	$20.59	$22.81	$20.59
Average shares outstanding	9,600	9,585	9,566	9,545	9,532	9,593	9,509
Average diluted shares outstanding	9,610	9,612	9,589	9,568	9,565	9,612	9,541

Performance Ratios (%)
Return on average assets (3)	1.22	1.29	1.43	1.25	0.34	1.25	0.42
Return on average equity (3)	14.17	15.45	18.50	15.93	4.31	14.80	5.35
Net interest margin (4)	3.81	4.00	3.98	3.66	3.18	3.90	2.98
Efficiency ratio (5)	64.19	59.05	60.87	63.51	74.43	61.57	74.47
Net overhead ratio (3)(6)	2.10	1.93	2.13	2.04	2.11	2.02	1.96

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.20	0.15	0.24	0.02	0.54	0.17	0.51
Allowance for credit losses to total loans (7)	1.23	1.31	1.27	1.39	1.44	1.23	1.44
Nonperforming assets to total loans and foreclosed real estate	0.70	0.55	0.70	0.99	1.05	0.70	1.05

Capital Ratios (%)
Average equity to average assets	8.58	8.38	7.75	7.84	7.78	8.48	7.93
Tier 1 leverage capital ratio	10.38	10.20	9.77	9.18	8.79	10.38	8.79
Common equity Tier 1 capital ratio	12.37	12.19	12.04	11.80	11.63	12.37	11.63
Tier 1 risk-based capital ratio	12.94	12.76	12.61	12.38	12.23	12.94	12.23
Total risk-based capital ratio	15.85	15.75	15.57	15.42	15.30	15.85	15.30

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) non-GAAP measure - book value less goodwill and core deposit intangibles; see reconciliation below

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

(8) non-GAAP measure - book value less accumulated other comprehensive income; see reconciliation below

Reconciliation of Non-GAAP Financial Measures (Tangible Book Value and Tangible Book Value without AOCI)

(in thousands, except per share data)	2023	2023	2022	2022	2022
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Total Shareholders’ Equity	$185,869	$184,946	$177,300	$168,339	$175,282
Less: Goodwill and Other Intangible Assets	(2,302)	(2,303)	(2,303)	(2,303)	(2,304)
Tangible Shareholders’ Equity	$183,567	$182,643	$174,997	$166,036	$172,978
Less: Accumulated Other Comprehensive Income	(35,650)	(30,941)	(34,764)	(36,499)	(23,462)
Tangible Shareholders’ Equity without AOCI	$219,217	$213,584	$209,761	$202,535	$196,440

Common Shares Outstanding	9,611	9,594	9,581	9,548	9,541
Book Value Per Share	$19.34	$19.28	$18.51	$17.63	$18.37
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.24)	(0.24)
Tangible Book Value Per Share	$19.10	$19.04	$18.27	$17.39	$18.13

Book Value Per Share	$19.34	$19.28	$18.51	$17.63	$18.37
Effect of Intangible Assets and AOCI	3.47	2.98	3.39	3.58	2.22
Tangible Book Value Per Share without AOCI	$22.81	$22.26	$21.90	$21.21	$20.59

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitation as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by inestors.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$43,006	$545	5.08%	$60,286	$684	4.60%	$331,335	$648	0.78%
Investment securities:
Taxable	370,345	2,543	2.75	369,154	2,474	2.72	317,889	1,742	2.20
Tax-exempt	22,581	121	2.15	23,537	125	2.15	25,561	132	2.07
Total investment securities	392,926	2,664	2.72	392,691	2,599	2.68	343,450	1,874	2.19
Loans:
Taxable (1)	1,644,775	24,630	6.01	1,613,154	22,860	5.75	1,557,857	16,648	4.29
Tax-exempt	22,292	214	3.85	22,597	217	3.89	15,837	176	4.46
Total loans	1,667,067	24,844	5.98	1,635,751	23,077	5.72	1,573,694	16,824	4.29
Total earning assets	2,102,999	28,053	5.35	2,088,728	26,360	5.12	2,248,479	19,346	3.45
Other assets (2)	72,796			71,428			82,763
Total assets	$2,175,795			$2,160,156			$2,331,242
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$899,474	4,612	2.06%	$902,917	3,461	1.55%	$981,025	431	0.18%
Savings	151,143	12	0.03	160,062	12	0.03	165,245	12	0.03
Time	411,309	2,453	2.39	393,732	1,664	1.71	423,298	567	0.54
Total interest bearing deposits	1,461,926	7,077	1.94	1,456,711	5,137	1.43	1,569,568	1,010	0.26
Short-term borrowings	44,139	437	3.97	12,894	38	1.20	12,080	12	0.40
Long-term debt	14,520	208	5.75	14,690	194	5.37	21,828	153	2.81
Subordinated debentures	30,798	369	4.81	30,777	369	4.86	30,717	369	4.82
Total interest bearing liabilities	1,551,383	8,091	2.09	1,515,072	5,738	1.54	1,634,193	1,544	0.38
Noninterest bearing deposits	418,504			444,416			503,211
Other liabilities	19,277			18,250			12,531
Shareholders’ equity	186,631			182,418			181,307
Total liabilities and shareholders’ equity	$2,175,795			$2,160,156			$2,331,242
Net interest income (tax equivalent basis)		$19,962			$20,622			$17,802
Net interest margin (3)			3.81%			4.00%			3.18%
Tax equivalent adjustment		(63)			(67)			(63)
Net interest income		$19,899			$20,555			$17,739

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$51,598	$1,229	4.80%	$407,024	$876	0.43%
Investment securities:
Taxable	369,754	5,017	2.74	288,164	3,031	2.12
Tax-exempt	23,057	246	2.15	25,075	256	2.06
Total investment securities	392,811	5,263	2.70	313,239	3,287	2.12
Loans:
Taxable (1)	1,629,051	47,490	5.88	1,537,122	32,241	4.23
Tax-exempt	22,443	431	3.87	13,378	287	4.33
Total loans	1,651,494	47,921	5.85	1,550,500	32,528	4.23
Total earning assets	2,095,903	54,413	5.24	2,270,763	36,691	3.26
Other assets (2)	72,031			87,410
Total assets	$2,167,934			$2,358,173
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$901,186	8,073	1.81%	$989,158	$761	0.16%
Savings	155,578	24	0.03	160,639	24	0.03
Time	402,569	4,117	2.06	437,138	1,287	0.59
Total interest bearing deposits	1,459,333	12,214	1.69	1,586,935	2,072	0.26
Short-term borrowings	28,603	475	3.35	11,029	22	0.40
Long-term debt	14,605	402	5.55	22,591	308	2.75
Subordinated debentures	30,787	738	4.83	30,706	738	4.85
Total interest bearing liabilities	1,533,328	13,829	1.82	1,651,261	3,140	0.38
Noninterest bearing deposits	431,394			507,162
Other liabilities	19,391			12,649
Shareholders’ equity	183,821			187,101
Total liabilities and shareholders’ equity	$2,167,934			$2,358,173
Net interest income (tax equivalent basis)		$40,584			$33,551
Net interest margin (3)			3.90%			2.98%
Tax equivalent adjustment		(130)			(111)
Net interest income		$40,454			$33,440

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.